Exhibit 99.1

Press Release

Source: Coates International, Ltd.

Coates Signs Agreement for $10 Million Equity Line of Credit Arrangement.  (Chinese deal moving forward)

STOCKHOLDERS’ UPDATE

Wednesday, July 2, 2014 – For Immediate Release

WALL TOWNSHIP, N.J. – Marketwire – Coates International, Ltd. (“the Company”) (OTCQB: COTE) – Coates International, Ltd. (the “Company”) is pleased to announce an agreement with Southridge Partners II LP (“Southridge”), which establishes a $10 million equity line of credit financing facility.

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Pursuant to this Equity Purchase Agreement, Southridge shall commit to purchase up to $10,000,000 of the Company's stock over the course of 36 months. The Company is required to register the shares of common stock with the Securities and Exchange Commission (“SEC”). Details of the agreement can be found on the Company’s report being filed on Form 8-K with the Securities and Exchange Commission tomorrow.

•	George J. Coates President & CEO, stated, “the funds will be accessed at our sole option for our manufacturing of industrial generators in the USA.

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The company is forging ahead with the Chinese $100,000,000 transaction. Licenses are being drawn up at this moment and a deposit is to be received by the 15th of this month.  One COATES CSRV® industrial natural gas generator will be shipped to China. The industrial complex in China for the COATES production plant has already been selected and it is approximately one square mile. This gives the company the ability to manufacture all engine applications from the smallest to the largest industrial engines, including marine applications.  More information on the Chinese transaction will be forth coming.

There can be no assurance that the Company will be successful in consummating this license agreement.

Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Please see our filings with the Securities and Exchange Commission.  Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact Information:
Coates International, Ltd.
Phone: 732-449-7717
Fax: 732-449-0764